Exhibit 10.22

Personal and Confidential
November 1, 2021
c/o Endo International plc
First Floor, Minerva House, Simmonscourt Road
Ballsbridge, Dublin, Ireland
Re:    2021 Retention Program
Dear Blaise:
As previously disclosed, Endo International plc (“Endo” or the “Company”) is focused on its primary goal of achieving a global settlement of all remaining opioid claims. At the same time, Endo is exploring other strategic alternatives and will pursue settlements that it believes are in the best interests of the Company. While we cannot speculate on the likelihood, nature or timing of any outcome, the Company is taking additional action to advance our key objective of retaining our talent through this pivotal time period.
On behalf of the Company and its subsidiaries, I am pleased to provide you with the amounts set forth below, subject to the terms and conditions contained in this letter agreement (this “Agreement”). Capitalized terms not defined herein shall have the meanings set forth on Appendix A.
1.Retention Program.
(a)Subject to the terms and conditions set forth in this Agreement, you will receive a cash lump sum payment in an amount equal to $18,031,291 (the “Retention Bonus”), within thirty (30) days after the date hereof, subject to applicable tax withholding and paid in accordance with Endo’s payroll policies. The Retention Bonus represents (i) the accelerated payment of (A) $2,506,291 in respect of your annual cash incentive compensation opportunity for 2021 (based on actual individual and Company performance, projected through year end) (the “2021 Bonus”); (B) $3,504,167 in respect of your Long-Term Cash Awards outstanding as of the date hereof under the Company’s Amended and Restated 2015 Stock Incentive Plan; and (C) $283,333 payable pursuant to your Cash Continuity Agreement with the Company, dated November 5, 2020 (the “Accelerated Cash Compensation”); plus (ii) the accelerated payment of $11,737,500 in respect of your short- and long term-target incentive compensation opportunities for 2022, based on your 2022 short-term incentive compensation target of 150% and your 2022 long-term incentive Compensation target of $10,350,000 (the “Prepaid 2022 Incentive Compensation”), subject in each case to repayment as further described in this Agreement. The Retention Bonus is in lieu of any rights you may have to receive currently outstanding cash incentive compensation, as well as any incentive compensation with respect to 2022 or otherwise to be issued in 2022.

(b)Except as set forth in this Agreement, you must repay the Retention Bonus unless you remain employed with the Company and its subsidiaries, as applicable, until the following dates (each, a “Vesting Date”): (i) with respect to the Accelerated Cash Compensation, the original vesting dates, including March 1, 2022 with respect to the 2021 Bonus, and (ii) with respect to the Prepaid 2022 Incentive Compensation, December 31, 2022. If your employment terminates prior to any Vesting Date for any reason other than due to a Qualifying Termination, you will repay to the Company or its designated subsidiary, within sixty (60) days after the date of termination, the full unvested amount of the Retention Bonus; provided, that the unvested amount of the Retention Bonus may be repaid within thirty (30) days after the date of termination on an after-tax basis.
(c)You further agree that up to forty percent (40%) of the Prepaid 2022 Incentive Compensation (the “Performance-Based Component”) will be further subject to repayment to the Company or its designated subsidiary if the Company’s Performance Metrics (as defined below) are not achieved at the levels set forth in Section 2 of this Agreement, in the following amounts:
(i)if the Performance Metrics are achieved at a level between the threshold and target levels, between 50% - 100% of the Performance-Based Component will be subject to repayment based on linear interpolation, with such percentage determined in the sole discretion of the Committee; and
(ii)if the Performance Metrics are achieved below the threshold level, 100% of the Performance-Based Component will be subject to repayment.
The Committee will determine and notify you of the level of achievement, if any, of the Performance Metrics no later than forty-five (45) days after the earlier to occur of a Change in Control or December 31, 2022. Your repayment of any portion of the Performance-Based Component in accordance with this Section 1(c) must be made no later than sixty (60) days after the notification date; provided, that the Performance-Based Component may be repaid within thirty (30) days after the notification date on an after-tax basis.
(d)Notwithstanding Sections 1(b) and 1(c) above, (i) your repayment obligations with respect to the Retention Bonus will expire upon your Qualifying Termination and (ii) your repayment obligations under Section 1(b) will expire upon a Change in Control; provided, however, the Performance-Based Component will be still be subject to satisfaction of the Performance Metrics under Section 1(c).
2.Performance Metrics.
(a)The Performance-Based Component may be earned based upon the achievement of certain Company-related financial and operational performance metrics to be established in the sole discretion of the Committee, as such metrics may be adjusted for any sale or other divestiture of Company assets or as otherwise set forth in the Company’s policies (collectively, the “Performance Metrics”). The Performance Metrics will be measured from January 1, 2022 through the earlier to occur of (i) the end of the month immediately preceding a Change in Control, and (ii) December 31, 2022.
(b)The amount of the Performance-Based Component that may be earned and no longer subject to repayment (subject to Section 1(b)(ii)) corresponds to performance levels under each performance metric ranging from 0% for below-threshold performance, 50% for threshold performance, 100% for target performance and 200% for stretch performance (with performance above threshold but in between performance levels determined using linear interpolation).

3.No Right to Continued Employment; Sole Benefit. Nothing in this Agreement will confer any right to your continued employment with the Company or its subsidiaries (or successors), which may be terminated at any time in accordance with your employment agreement, if any, and relevant policies. Unless required by law or provided otherwise, the Retention Bonus will not be taken into account in calculating any other compensation or benefits due to you, including with respect to any retirement benefits offered under any employee benefit plans.
4.Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to the conflict of law principles thereof. Any dispute hereunder may be adjudicated in any federal or state court sitting in the State of Delaware or, at the Company’s election, in any other state in which you maintain your principal residence.
5.Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which taken together will constitute one and the same instrument.
6.Entire Agreement; Amendment. This Agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between you and the Company or its subsidiaries (or successors) with respect to the subject matter hereof, whether written or oral, including any underlying agreement relating to the Accelerated Cash Compensation or any Prepaid 2022 Incentive Compensation. This Agreement shall not modify your employment agreement with the Company or any of its subsidiaries, if any, or, if applicable, your participation in the Amended and Restated Endo International plc Severance Plan and Summary Plan Description; except, that if you become entitled to any severance payments under either such arrangement in either 2021 or 2022, such payments shall not include a pro-rated annual cash bonus or annual cash bonus for any prior completed year. This Agreement may be amended or modified only by a written instrument executed by you and the Company.
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Your exceptional leadership and business expertise are critical to Endo as we continue to advance our mission to develop and deliver life-enhancing products through focused execution. We thank you for your commitment to the Company, and are confident that Endo can count on your continued support. Please direct any questions to Ryan Weaver, Executive Director, Total Rewards & HR Operations.

Very truly yours,

ENDO INTERNATIONAL PLC

By:	/S/ MARK BARBERIO
Mark Barberio
Chairman of the Board

The above terms and conditions accurately reflect our understanding regarding the terms and conditions of the Retention Bonus, and I hereby confirm my agreement to the same.

/S/ BLAISE COLEMAN
Blaise Coleman

11/01/21
Date:

Appendix A – Definitions
For purposes of this Agreement, the capitalized terms below have the following definitions:
“Cause” shall have the meaning set forth in the Amended and Restated Endo International plc Severance Plan and Summary Plan Description.
“Change in Control” shall be deemed to have occurred upon the first of the following events to occur:
(i) Any “Person” (as defined below) is or becomes the “beneficial owner” (“Beneficial Owner”) within the meaning set forth in Rule 13d-3 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its “Affiliates” (as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act)) representing 30% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of Subparagraph (iii) below;
(ii) The following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended;

(iii) There is consummated a merger or consolidation, reorganization, share exchange or similar corporate transaction of the Company (a “Transaction”) with any other corporation or other entity or entities, other than (A) a Transaction which results in (1) the voting securities of the Company outstanding immediately prior to such Transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 60% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such Transaction and (2) the individuals who comprise the Board immediately prior thereto constituting immediately thereafter at least a majority of the board of directors of the Company, the entity surviving such Transaction or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof, or (B) a Transaction effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 30% or more of the combined voting power of the Company’s then outstanding securities; or
(iv) The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.
“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified by Sections 13(d) and 15(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by Company shareholders in substantially the same proportions as their ownership of the Company. A “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of Company ordinary shares immediately prior to such transaction(s) continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the Company assets immediately following such transaction or series of transactions. Any of the above events may be effected pursuant to (A) a takeover under Irish takeover rules; (B) a compromise or arrangement under Chapter 1 of Part 9 of the Companies Act 2014 of the Republic of Ireland or (C) Chapter 2 of Part 9 of the Companies Act 2014 of the Republic of Ireland.
“Disability” shall have the meaning set forth in the Amended and Restated Endo International plc Severance Plan and Summary Plan Description.
“Good Reason” means (a) a material diminution or material adverse change in your position, authority, duties, or responsibilities with the Company and its subsidiaries (in each case, other than as occurring solely as a result of a change in the Company’s status as a public or private entity); (b) a reduction in your base salary for employment with the Company to a level below that in effect at any time previously (other than as part of a comprehensive reduction in salary applicable to employees of the Company generally so long as the reduction applicable to you is comparable to the reduction applied to other employees of the Company); or (c) the Company’s requirement that you be based at any place outside a 50-mile radius from your then current job location or residence without your written consent, except for travel that is reasonably necessary in connection with the Company’s business.

“Qualifying Termination” means (a) the termination of your employment with the Company or its subsidiary (i) other than for Cause, (ii) by you with Good Reason, or (iii) due to your death or Disability; or (b) in connection with a sale or other divestiture of all or any portion of Company assets, a transfer of your employment to a buyer (including pursuant to an offer and acceptance of employment or transfer); provided, in each case under clauses (a) and (b), that you or your estate must execute a general release of claims in favor of the Company and its Affiliates, in a form satisfactory to the Company, and such release becomes irrevocable within 60 days following your termination of employment, in which case the effective date of the Qualifying Termination will be your date of termination of employment. If you or your estate fail to execute and deliver such release, or if you revoke the release, then your employment termination will not be a Qualifying Termination and you (or your estate) must repay the full portion of the Retention Bonus for which the Vesting Dates did not occur as of the termination date no later than 70 days after your termination date.